Exhibit 99.1

Mullen Automotive Receives Purchase Order from Randy Marion Automotive Group for 6,000 Class 1 EV Cargo Vans

Transaction valued at approximately $200 million dollars- deliveries commencing First Quarter 2023

BREA, Calif., Dec. 15, 2022 -- via InvestorWire -- Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an emerging electric vehicle (“EV”) manufacturer, today announces a purchase order for 6,000 Class 1 EV cargo vans from Randy Marion Isuzu, LLC., (“RMI”) a member of the Randy Marion Automotive Group (“RMA”). The firm order agreement is valued at approximately $200 million dollars.

RMA Automotive Group is one of the largest and most respected commercial vehicle dealer groups in the U.S. Randy Marion Izuzu, LLC., a division of RMA, has committed to purchase 6,000 class 1 EV cargo vans from Mullen Automotive. Mullen recently announced RMI as its first commercial dealer partner to offer sales, service and parts for Mullen Automotive’s commercial vehicle lineup.

“We see a tremendous opportunity with the Mullen commercial portfolio and the launch of the commercial van could not come at a better time”, said Randy Marion, CEO and founder of RMA. “There’s significant pent up customer demand for Mullen to fulfill. I have many customers looking at me to find product for their companies.”

“This is a real vote of confidence in our company. We appreciate Randy’s vision and aggressiveness to partner with us”, said John Schwegman, Chief Commercial Officer for Mullen Automotive. “He clearly sees the future in commercial EV’s.”

“The Randy Marion Automotive team is fully aligned with our class 1 EV plan and is well positioned to help us capitalize on our first mover advantage in the commercial EV segments, said David Michery, chairman and CEO of Mullen Automotive.

Mullen’s commercial EV lineup includes Class 1-3 cargo van and cab chassis offerings and Bollinger Motors Class 4-6 chassis products. Mullen’s entire commercial vehicle lineup will be manufactured out of the Advanced Manufacturing and Engineering Center (AMEC) located outside Tunica, MS.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of electric vehicles (EVs) that will be manufactured in its two United States-based assembly plants. Mullen's EV development portfolio includes the Mullen FIVE EV Crossover, Mullen Commercial Class 1-3 EVs and Bollinger Motors, which features both the B1 and B2 electric SUV trucks and Class 4-6 commercial offerings. The Mullen FIVE, the Company's first electric crossover, is slated for delivery in 2025 and features an award-winning design and its patented PERSONA technology that utilizes facial recognition to personalize the driving experience for every individual. On Sept. 7, 2022, Bollinger Motors became a majority-owned EV truck company of Mullen Automotive, and on Dec. 1, 2022, Mullen closed on the acquisition of all of Electric Last Mile Solutions' (“ELMS”) assets, including all IP and a 650,000-square-foot plant in Mishawaka, Indiana.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include whether all terms and conditions of the purchase order will be met by the parties, whether the purchase order will result in the eventual delivery of 6,000 Class 1 EV cargo vans or realize approximately $200 million dollars in revenue for the Company. Further examples of such risks and uncertainties include but are not limited to: (i) whether the commercial product launches contemplated for 2023 will materialize within the slated timelines; (ii) whether the Randy Marion dealer relationship will be a success; (iii) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (iv) Mullen's ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (v) Mullen’s ability to successfully expand in existing markets and enter new markets; (vi) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (vii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (viii) the ability to attract and retain qualified employees and key personnel; (ix) adverse effects of increased competition on Mullen’s business; (x) changes in government licensing and regulation that may adversely affect Mullen’s business; (xi) the risk that changes in consumer behavior could adversely affect Mullen’s business; (xii) Mullen’s ability to protect its intellectual property; and (xiii) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

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